INDEPENDENT AUDITORS' CONSENT


The Board of Trustees
     of the OPTI-flex(R) Dynamic Fund:

We consent to the use of our report herein dated February 12, 1998 for The OPTI-flex(R) Dynamic Fund as of December 31, 1997 and for the period indicated therein, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Auditors" in the Statement of Additional Information.


                                              KPMG Peat Marwick LLP


Columbus, Ohio
April 29, 1998